Exhibit 99.1

                                  NEWS RELEASE

DATE:           April 13, 2005  12:00 p.m. E.S.T.
CONTACT:        James L. Saner, Sr., President and CEO  812-663-0157

                                                               [MainSource Logo]

                    MAINSOURCE FINANCIAL GROUP-NASDAQ, MSFG -
                  Announces Earnings for the First Quarter 2005



o        Net Income of $3.8 million

o        Earnings Per Share of $0.33

o        Net Interest Margin of 3.90%


James L. Saner, Sr., President & CEO of MainSource Financial Group, Inc. (NASDAQ: MSFG), announced today the unaudited results for the first quarter ended March 31, 2005. Total net income for the first quarter was $3,790,000 compared to $3,635,000 for the same period in 2004. The Company reported earnings per share of $0.33, which was equal to the first quarter of 2004. The Company did, however, incur $140,000 of pre-tax expenses related to the continued collapsing of its Indiana bank charters into MainSource Bank which was announced in September 2004. Therefore, the Company's operating earnings per share were $0.34.

Key measures of the financial performance of the Company are return on average shareholders' equity and return on average assets. Return on average shareholders' equity was 12.38% and return on average assets was 1.02% for the first quarter of 2005.

Mr. Saner stated, "MainSource Financial Group continues to place its focus on building financial relationships with its customers while simultaneously looking for opportunities to enhance shareholder value. As interest rates continue to rise, our Company has attempted to stay competitive in its markets by raising its rates on loan and deposit products. As a result, our net interest margin continues to increase. However, mortgage banking income, which is a main driver of non-interest income, has decreased significantly. We do feel that the economy is recovering and therefore we anticipate commercial loan growth will increase in the future."

NET INTEREST INCOME

Net interest income was $12.7 million for the first quarter of 2005, which represents an increase of 10.7% versus the first quarter of 2004. Average earning assets increased 6.3% while net interest margin, on a fully-taxable equivalent basis, was 3.90% for the first quarter of 2005 compared to 3.68% for the same period a year ago and 3.76% for the fourth quarter of 2004.

NON-INTEREST INCOME

Non-interest income was $4.6 million for the first quarter of 2005 compared to $4.8 million for the same period a year ago. The decrease was primarily attributable to a decrease in mortgage banking income of $0.3 million, a lower level of securities gains, and a decrease in insurance commissions. Insurance commissions decreased as the Company sold the Kentucky division of MainSource Insurance during the quarter. Offsetting these decreases was an increase in service charges on deposit accounts and increases resulting from the acquisition of Peoples Trust in June 2004.

NON-INTEREST EXPENSE

Non-interest expense for the first quarter of 2005 was $12.1 million compared to $11.1 million for the first quarter of 2004. The increase was due primarily to the acquisition of Peoples Trust, which added approximately $0.9 million in non-interest expense. Excluding the effect of Peoples Trust, the Company's non-interest expense would have been approximately $11.2 million and relatively flat compared to the same period in 2004.

ASSET QUALITY

The Company's asset quality held steady as compared to the same period a year ago. Non-performing assets totaled $16.6 million, or 1.11% of total assets, as of March 31, 2005. This is compared to $16.6 million, or 1.13% of total assets, as of the same period a year ago. The allowance for loan losses was $11.5 million as of March 31, 2005 and represented 1.28% of total outstanding loans. Included in the $16.6 million of non-performing assets as of March 31, 2005, is one credit relationship in the approximate aggregate amount of $1.9 million. However, on April 8, 2005, the customer brought all of its loans to a current status. This customer has indicated that it intends to pay off at least half of the credit in the second quarter of 2005. Excluding this relationship, non-performing assets would have been $14.7 million, or 0.98% of total assets as of March 31, 2005.


The following table represents the unaudited summary financial data for the first quarter of 2005. Dollar amounts are in thousands except share and per share data.





                           MAINSOURCE FINANCIAL GROUP
                                   (unaudited)
                  (Dollars in thousands except per share data)

Income Statement Summary                                                Three months ended March 31
                                                                        ---------------------------
                                                                         2005                2004
                                                                    ----------------    ----------------
    Interest Income                                                         $18,693             $16,764

    Interest Expense                                                          5,988               5,292
                                                                    ----------------    ----------------
    Net Interest Income
                                                                             12,705              11,472

    Provision for Loan Losses                                                   120                 -
    Noninterest Income:

          Insurance commissions                                                 587                 698

          Mortgage banking                                                      546                 799

          Service charges on deposit accounts                                 1,666               1,538

          Gain (loss) on sales of securities                                     11                 336

          Other                                                               1,769               1,393
                                                                    ----------------    ----------------
                    Total Noninterest Income
                                                                              4,579               4,764
    Noninterest Expense:

          Employee                                                            6,876               6,441

          Occupancy                                                             899                 758

          Equipment                                                           1,030                 932

          Intangible amortization                                               295                 234

          Other                                                               2,994               2,716
                                                                    ----------------    ----------------
                    Total Noninterest Expense
                                                                             12,094              11,081

    Earnings Before Income Taxes                                              5,070               5,155

    Provision for Income Taxes                                                1,280               1,520
                                                                    ----------------    ----------------
    Net Income
                                                                             $3,790              $3,635
                                                                    ================    ================

                                                                        Three months ended March 31
Average Balance Sheet Data                                               2005                2004
                                                                    ----------------    ----------------
    Gross Loans                                                            $920,849            $851,525
    Earning Assets                                                        1,363,575           1,282,987
    Total Assets                                                          1,512,547           1,417,779

    Noninterest Bearing Deposits                                            135,655             116,338
    Interest Bearing Deposits                                             1,066,509           1,035,485
    Total Interest Bearing Liabilities                                    1,240,976           1,183,044

    Shareholders' Equity                                                    124,185             107,213

                                                                        Three months ended March 31
Per Share Data                                                           2005                2004
                                                                    ----------------    ----------------
    Diluted Earnings Per Share                                                $0.33               $0.33

    Cash Dividends Per Share                                                  0.130               0.114

    Market Value - High                                                       23.96               23.08

    Market Value - Low                                                        20.96               20.12
    Average Outstanding Shares                                           11,527,515          11,134,913

                                                                        Three months ended March 31
Key Ratios                                                               2005                2004
                                                                    ----------------    ----------------
    Return on Average Assets                                                  1.02%               1.03%
    Return on Average Equity                                                 12.38%              13.60%
    Net Interest Margin                                                       3.90%               3.68%
    Efficiency Ratio                                                         68.39%              67.06%
    Net Overhead to Average Assets                                            2.01%               1.79%

Balance Sheet Highlights
As of March 31                                                           2005                2004
                                                                    ----------------    ----------------
    Total Loans (Excluding Loans Held for Sale)                            $901,312            $839,306

    Allowance for Loan Losses                                                11,505              11,333

    Total Securities                                                        428,831             421,781

    Goodwill and Intangible Assets                                           45,445              41,160
    Total Assets                                                          1,488,804           1,416,180

    Noninterest Bearing Deposits                                            147,181             123,167
    Interest Bearing Deposits                                             1,044,832           1,024,791

    Other Borrowings                                                        164,446             145,460

    Shareholders' Equity                                                    121,295             108,563

Other Balance Sheet Data
As of March 31                                                           2005                2004
                                                                    ----------------    ----------------
    Book Value Per Share                                                     $10.57               $9.77
    Loan Loss Reserve to Loans                                                1.28%               1.35%
    Nonperforming Assets to Total Assets                                      1.11%               1.13%
    Outstanding Shares                                                   11,471,128          11,106,971

Asset Quality
As of March 31                                                           2005                2004
                                                                    ----------------    ----------------
    Loans Past Due 90 Days or More and Still Accruing                        $2,425                $718

    Non-accrual Loans                                                        13,129              13,388

    Other Real Estate Owned                                                   1,008               1,955
                                                                    ----------------    ----------------
    Total Nonperforming Assets                                              $16,562             $16,061


MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ Stock Market (trading symbol: MSFG) and is a community-focused, financial holding company with assets of approximately $1.5 billion. Through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana; Peoples Trust Company, Linton, Indiana; and MainSource Bank of Illinois, Kankakee, Illinois, it operates 54 offices in 22 Indiana counties and six offices in three Illinois counties. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company provides various related financial services through the Company's banking affiliates.

Forward-Looking Statements

The discussion in this press release includes certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic or market conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.